RESCISSION AGREEMENT

This RESCISSION AGREEMENT (this “Agreement”), dated as of May 22, 2013, is by and among Windaus Global Energy, Inc, a Wyoming corporation, formerly known as Blue Star Entertainment Technologies, Inc. (“Windaus”), Windaus Global Energy, Inc., a company incorporated pursuant to the laws of the Province of Ontario (“OpCo”), and Maurice and Judy Dechamps, the sole shareholders of OpCo, who are represented by David Worrall (together referred to herein as the “Rescinding Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

Windaus, OpCo and the Rescinding Shareholder (i.e., Maurice and Judy Dechamps acting through their representative David Worrall) entered into and consummated a Share Exchange Agreement, dated November 27, 2012 (the “Share Exchange Agreement”), pursuant to which, the Rescinding Shareholder agreed to transfer all of his, her or its (hereinafter “its”), in aggregate, 100 ordinary shares of capital stock of OpCo (the “OpCo Stock”) in exchange for the right to receive 36,000,000 shares of the Common Stock of Windaus (the “Windaus Stock”) that, in the aggregate, constituted sixty percent (60%) of the issued and outstanding capital stock of Windaus as of and immediately after the closing (the “Share Exchange”). Certain of the shares of Windaus Stock were to be issued as a gift to the several persons listed on Annex A hereto, although certificates for the Windaus Stock have not been issued to the Rescinding Shareholder or any such other intended recipients. The Share Exchange Agreement, and the transactions contemplated thereby, was approved on December 3, 2012 by the sole director of Windaus.

The former sole officer and director of Windaus appointed David Worrall as the sole officer and director of Windaus on December 3, 2012, and his resignation as an officer and director of the company were also accepted as of such date.

Windaus, OpCo and the Rescinding Shareholder entered into and consummated a Technology Transfer Agreement, dated December 4, 2012 (the “Technology Transfer Agreement”), which purported to cancel and rescind the Share Exchange Agreement and in lieu thereof, to transfer certain patents and other technology from OpCo to Windaus. The Technology Transfer Agreement was approved by David Worrall, the sole director of Windaus, on February 9, 2013.

Windaus, OpCo and the Rescinding Shareholder now desire to enter into and consummate a transaction in which, among other things, (1) the Rescinding Shareholder will confirm the rescission of the Share Exchange Agreement and surrender the Windaus Shares held by it, if any, to Windaus for cancellation and shall cancel or terminate any instructions to issue shares to any other recipients, including those on Annex A, and the OpCo Stock will be returned by Windaus to the Rescinding Shareholder, and (2) the parties will rescind and terminate the Technology Transfer Agreement.

Concurrent with the execution of this Agreement and the consummation of the transactions contemplated hereby, Windaus will enter into and consummate a Share Exchange Agreement, dated on or about the date hereof (the “WindStream Share Exchange Agreement”), pursuant to which, the shareholders of WindStream Technologies, Inc. (“WindStream”) have agreed to transfer all of its ordinary shares of capital stock of WindStream in exchange for the right to receive approximately 44.5 million shares of Windaus common stock that, in the aggregate, will constitute approximately sixty-five percent (65%) of the issued and outstanding capital stock of Windaus as of and immediately after the closing thereof.

(1)

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Rescission

1.1. Cancel/Terminate the Transactional Documents and Return/Exchange the Windaus Shares and the OpCo Stock. It is the desire of the respective Boards of Directors of Windaus and OpCo as well as the Rescinding Shareholder to effectuate all the things called for herein, including, but not limited to, (1) cancel and terminate the Technology Transfer Agreement and (2) confirm and ratify the cancellation of the Share Exchange Agreement and unwinding of the share exchange described therein, and to the extent not previously performed, simultaneously complete an exchange of shares in which, among other things:

(a) The Rescinding Shareholder acknowledges the termination of all rights to receive Windaus Stock and will surrender to Windaus any certificates for the 36,000,000 shares of Windaus Stock issued to them and held by the Rescinding Shareholder, if any, which upon receipt by Windaus shall be cancelled, and in addition, any instructions to issue certificates to any other persons, including those listed on Annex A hereto, shall be canceled and deemed void;

(b) Windaus will transfer and deliver to the Rescinding Shareholder the OpCo Stock, constituting an aggregate of 100 ordinary shares of OpCo, which never have been cancelled;

(c) The Share Exchange Agreement and Technology Transfer Agreement shall be terminated in their entireties as of the Date of Closing and such agreements shall be null and void and of no further force or effect from and after the Date of Closing. No party to the Share Exchange Agreement and Technology Transfer Agreement shall after the date of termination have any liability to another party by virtue of any provision of the Share Exchange Agreement and Technology Transfer Agreement;

(d) OpCo shall at the closing date of these transactions contemplated by this Agreement and the WindStream Share Exchange Agreement (the “Date of Closing”) forgive and forever discharge all expenses it has paid on behalf of Windaus for no consideration other than as is set forth in this Agreement, the sufficiency of which OpCo acknowledges;

(e) OpCo shall forgive, cancel and discharge the promissory note issued by Windaus and held by OpCo in the principal amount of $20,420;

(f) Windaus shall take such actions and execute and deliver such documents and instruments as shall be reasonably necessary to transfer or reconvey and assets or technology previously transferred to Windaus pursuant to the Technology Transfer Agreement, including but not limited to the assets set forth on Annex B hereto; and

(f) Promptly following the Date of Closing, Windaus shall take such action as is necessary to change its corporate name from “Windaus Global Energy, Inc.” to “WindStream Technologies, Inc,” or similar.

(2)

ARTICLE II.

Representations and Warranties of Windaus

Windaus hereby makes the following representations and warranties to the Rescinding Shareholder and OpCo.

2.1. Organization, Standing and Power. Windaus is duly organized, validly existing and in good standing under the laws of the State of Wyoming and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Windaus, a material adverse effect on the ability of Windaus to perform its obligations under this Agreement or on the ability of Windaus to consummate the transactions contemplated hereby (a “Windaus Material Adverse Effect”). Windaus is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Windaus Material Adverse Effect.

2.2. Subsidiaries; Equity Interests. Except for OpCo and its subsidiaries, Windaus does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

2.3. Good Title. Windaus is a record and beneficial owner, and has good title to the 100 ordinary shares of OpCo Stock that it holds, with the right and authority to transfer and deliver such shares. All of the ordinary shares of OpCo Stock to be returned to the Rescinding Shareholder by Windaus pursuant hereto are owned by Windaus free and clear of all liens, charges, encumbrances or claims of any kind whatsoever, except for restrictions imposed by applicable federal, state or foreign securities laws.

2.4. Authority; Execution and Delivery; Enforceability. The execution and delivery by Windaus of this Agreement and the performance of all of Windaus’s obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of Windaus pursuant to applicable law. This Agreement constitutes a legal, valid and binding obligation of Windaus, enforceable against Windaus in accordance with the terms hereof.

2.5. No Conflicts. Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by Windaus in connection herewith, nor the consummation of the transactions contemplated hereby: (i) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of Windaus, any provision of any contract to which Windaus may be bound, or any judgment or law applicable to Windaus; or (ii) will or could result in the creation or imposition of any encumbrance upon, or give to any third person any interest in or right to, the OpCo Stock to be returned by Windaus.

(3)

ARTICLE III.

Representations and Warranties of Rescinding Shareholder

The Rescinding Shareholder hereby makes the following representations and warranties to Windaus.

3.1. Good Title. The Rescinding Shareholder is the record and beneficial owner, and has good title to the shares of Windaus Stock it holds, with the right and authority to transfer and deliver such shares. All of the shares of Windaus Stock to be returned to Windaus by the Rescinding Shareholder pursuant hereto are owned by such shareholder free and clear of all liens, charges, encumbrances or claims of any kind whatsoever, except for restrictions imposed by federal or applicable state securities laws.

3.2. Power and Authority. The Rescinding Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement and each of the other documents, instruments and agreements executed by such Rescinding Shareholder in connection herewith constitute legal, valid and binding obligations of the Rescinding Shareholder, enforceable against the Rescinding Shareholder in accordance with their terms.

3.3. No Conflicts. Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by the Rescinding Shareholder in connection herewith, nor the consummation of the transactions contemplated hereby: (a) (i) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the constituent instruments of the Rescinding Shareholder, any provision of any contract to which such Rescinding Shareholder may be bound, or any judgment or law applicable to such Rescinding Shareholder; or (ii) will or could result in the creation or imposition of any encumbrance upon, or give to any third person any interest in or right to, the shares of Windaus Stock to be returned by such Rescinding Shareholder

3.4. Certificates. No certificates for Windaus Stock have been received by the Rescinding Shareholder or any other intended recipient, including the persons listed in Annex A hereto.

(4)

ARTICLE IV.

Mutual Releases

4.1. By Windaus. Windaus, on behalf of itself and each of its Subsidiaries, hereby forever releases and discharges the Rescinding Shareholder and its respective heirs, successors, and assigns from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, that have been or could have been asserted as a result of or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement.

4.2. By the Rescinding Shareholder. Subject to the payments and deliveries described herein, the Rescinding Shareholder, on behalf of itself and each of his successors and assigns, hereby forever releases and discharges Windaus and its subsidiaries, successors, and assigns from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, that have been or could have been asserted as a result of or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement.

ARTICLE V.

Indemnification

5.1 Indemnification by OpCo and the Rescinding Shareholder. OpCo and the Rescinding Shareholder each agree to defend, indemnify and hold Windaus harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorney's fees, penalties and interest) arising from or incurred as a result of (i) any false statement, representation or warranty made by OpCo or the Rescinding Shareholder in this Agreement, or (ii) the breach of any agreement or covenant made by OpCo and a Rescinding Shareholder in this Agreement.

5.2. Indemnification by Windaus. Windaus agrees to defend, indemnify and hold the Rescinding Shareholder harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorney's fees, penalties and interest) arising from or incurred as a result of (i) any false statement, representation or warranty made by Windaus in this Agreement, or (ii) the breach of any agreement or covenant made by Windaus in this Agreement; provided, that Windaus shall have no liability to indemnify Rescinding Shareholder and the Directors and Officers for any false statement, representation or warranty that such person knew or reasonably should have known was false at the time of consummation of this Agreement, or for the breach of any covenant or agreement by Windaus that such person knew or reasonably should have known could not be performed at the time of consummation of this Agreement.

5.3. Survival of Covenants and Warranties. The representations, warranties, covenants and agreements made by each of OpCo and the Rescinding Shareholder on the one hand, and by Windaus on the other hand, and the parties’ indemnity obligations shall survive the Date of Closing and shall be fully enforceable at law or in equity against such other party and its successors and assigns for a period of one year after the closing.

5.4 Right to Defend. In the event that any action, suit or proceeding is brought against any person indemnified above (“Action”) and a party may have liability under the indemnification provisions above, the indemnifying party shall have the right, at its sole cost and expense, to defend the Action in the name of or on behalf of the party indemnified and, in connection with any such Action, the parties agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of the Action; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate because of actual or potential differing interests between such indemnified party and any other party represented by such counsel. Neither party hereto shall make any settlement of any claim which might give rise to liability of the other party under the indemnification provisions contained herein without the written consent of such other party, which consent such other party covenants shall not be unreasonably withheld.

ARTICLE XI.

Other Agreements

6.1. Resignation of Directors and Officers. At the closing, David Worrall shall resign in writing from all directorships and officer positions held by them with Windaus. In addition, David Worrall shall, immediately prior to resigning, adopt the resolutions of Windaus Board of Directors appointing Dan Bates as the sole director and executive officer of Windaus.

6.2. Reliance by Transfer Agent. Every current and future transfer agent and registrar of Windaus’s common stock may rely upon this Agreement as authority for the cancellation of the Windaus Shares and their return to the status of authorized and unissued shares.

(5)

ARTICLE XII.

Miscellaneous

7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Windaus, to:

Attention:

Facsimile:

If to OpCo, to:

Attention:

Facsimile:

If to the Rescinding Shareholder at the addresses set forth in Annex A hereto.

7.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7.3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the transactions contemplated hereby.

7.4. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.5. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supercedes and replaces any prior or contemporaneous agreements or understandings, whether written or oral, relating to such subject matter. This Agreement is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder. This Agreement may not be modified or amended except in writing signed by the Parties.

7.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

7.7 Further Assurances. The Parties hereto shall execute and deliver further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

(6)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

WINDAUS GLOBAL ENERGY, INC., a Wyoming corporation

 By: ________________________________

Name: David Worrall

Title: President & CEO

WINDAUS GLOBAL ENERGY, INC., an Ontario company

By: ________________________________

Name: David Worrall

Title: President & CEO

RESCINDING SHAREHOLDER:

By: ________________________________

Name: David Worrall

Title: Representative of Maurice and Judy Deschamps

(7)

ANNEX A

Intended Recipients of Windaus Stock from Rescinding Shareholder

	NAME(S)		COMMON STOCK

	Deschamps	Judy	15,000,000	*	JTWROS
		Maurice			JTWROS
	Rippel	Shelly	620,000		JTWROS
		Brian			JTWROS
	Deschamps	Shawn	620,000		JTWROS
		Kim			JTWROS
	Mouldey	Melinda	620,000		JTWROS
		Aaron			JTWROS
	Oliviera	Jolene	620,000		JTWROS
		El Nathan			JTWROS
	Deschamps	Jesse	620,000		JTWROS
		Serena			JTWROS
	Thaxter	Melanie	620,000		JTWROS
		Gary			JTWROS

	Worrall	David	12,400,000		JTWROS
		Patricia			JTWROS
	Vouk	Marcus	4,000,000		JTWROS
		Cathy			JTWROS
	James Woods Sr.		100,000
	Merlyn McNutt		100,000
	Worrall	Sean	155,000		JTWROS
		Catherine			JTWROS
	Savage	Shannon	155,000		JTWROS
		Allan			JTWROS

	Dedalus Wolf (Lawyer)		5,000
	Wayne Allen (Loan-Based)		2,000
	Don Edwards (Loan-Based)		40,000
	Kirk Newman (Loan-Based)		10,000
	Tim Winter (Bookkeeper)		60,000
	Ronald Krebs		155,000
	Judith Sargent & Ronald Krebs		40,000
	Tom Scott (Loan Based)		52,000
	Ted Zaharchuk		6,000

		TOTAL	36,000,000

*	Joint Tenants With Right Of Survivorship				(JTWROS)

(8)

ANNEX B

SCHEDULE A

TECHNOLOGY AND PATENTS HELD BY WINDAUS

All our Patents/Patents Pending

Patent Application Number 11/199,172 US Patent Office

United States Provisional Patent Application NO. 60/599,861

Borden Ladner Canadian Patent 1592834 Ontaria Inc. - Windaus Energy Inc. Pat. No 59327W-90 PCT

Pegasus Australian National Phase Windaus Energy Inc. App NO. 2005270700

AFD China National Phase Pat. No. 1P20113395 NO> 200 5800 33519.9 European Patent application NO. 05772231.6 Pat 59327WEP-81 EP

International Number PCT/CA2005/001237 Paris Treaty

Countries such as; Europe, Asia, India, USA, Canada, UK and all other countries covered under the Paris Treaty

Note: Some patents pending require resubmission with some minor patent fees <$15,000